Exhibit 99.1

AGTC Appoints Ophthalmology and Retinal Disease Specialist and Industry R&D Veteran Yehia Hashad, MD to its Board of Directors

GAINESVILLE, Fla. and CAMBRIDGE, Mass., August 18, 2021 (GLOBE NEWSWIRE) — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare retinal diseases, today announced the addition of Yehia Hashad, MD to its Board of Directors.

“We are honored to welcome Dr. Hashad to our Board of Directors,” said Sue Washer, President and CEO of AGTC. “His experience as an accomplished pharmaceutical executive and physician, combined with his expertise in ophthalmology and retinal disease, will bring AGTC invaluable perspective and guidance as we work to bring groundbreaking gene therapies to patients.”

For more than 25 years, Dr. Hashad has successfully led global development strategies from research to launch to post-launch management for innovations that address high unmet medical needs. After practicing as an ophthalmologist and retina specialist for many years, Dr. Hashad joined industry and has held several leadership roles in Novartis and Allergan, most recently as Senior Vice President & Global Head of Research and Development at Allergen Aesthetics. In this role, Dr. Hashad was responsible for all research and development activities and the overall performance of more than 40 active projects in the Allergan Aesthetics pipeline. He also served as the Vice President & Global Head of Clinical Development for Ophthalmology, Dermatology and Medical Aesthetics where he led the corporate development strategy. Prior to his current position he served as Vice President & Global Head of Ophthalmology Therapeutic Areas where he established a well-diversified ophthalmic portfolio with more than 20 active projects in different therapeutic indications with high unmet medical needs. He has served on the Boards of the Glaucoma Research Foundation and the National Alliance for Eye and Vision Research and currently sits on the Executive Board for the University of California Irvine Research Center and Institutes.

“Gene therapy is showing incredible potential to help patients with rare and debilitating retinal diseases who currently have limited treatment options,” said Dr. Hashad. “AGTC is leading the way to meet this unmet medical need and I am excited to work with the company’s leadership team and Board to bring these innovative therapies to patients.”

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies that address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders. In recent years AGTC has entered into strategic partnerships with companies including Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, LLC, an innovator in the emerging field of optogenetics and retinal coding.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs, including statements about the potential of the Company’s late-stage development programs in X-Linked Retinitis Pigmentosa (XLRP) and Achromatopsia (ACHM). Forward-looking statements include information concerning possible or assumed future results of operations, financial guidance, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities, potential market opportunities, the effects of competition and the impact of the COVID-19 pandemic, including the impact on its ability to obtain the raw materials necessary to conduct its clinical trials. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in our most recent annual or quarterly report and in other reports we have filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

IR/PR Contacts:

David Carey (IR) or Glenn Silver (PR)

Lazar FINN Partners

T: (212) 867-1768 or (646) 871-8485

david.carey@finnpartners.com or glenn.silver@finnpartners.com

Corporate Contact:

Stephen Potter

Chief Business Officer

Applied Genetic Technologies Corporation

T: (617) 413-2754

spotter@agtc.com